Exhibit 10.1

TERMINATION AGREEMENT RE BIOLOGICS DISTRIBUTION AGREEMENT

This “Termination Agreement Re Biologics Distribution Agreement” (this “Agreement”) is executed as of this 22nd day of August, 2007 by and between McKESSON CORPORATION, a Delaware corporation (“McKesson”) and ACCENTIA BIOPHARMACEUTICALS, INC., a Florida corporation (“Accentia”) based on the following facts and understandings:

RECITALS

A. McKesson and Accentia are parties to that certain “Biologics Distribution Agreement” (the “BDA”) dated as of February 27, 2004.

B. Pursuant to the BDA, Accentia is indebted to McKesson for certain unliquidated payment obligations that currently exceed $3,000,000.

C. All obligations of Accentia under the BDA, including the payment obligations, are secured and/or guaranteed by the following (among other things):

i. All of Accentia’s personal property, wherever located and whether now existing or owned or hereafter acquired or arising, including all accounts, chattel paper, commercial tort claims, deposit accounts, documents, equipment (including all fixtures), general intangibles, intellectual property, patents, trademarks, service marks, trade names, trade secrets, customer lists, copyrights, payment intangibles, instruments, inventory, investment property (including but not limited to all stock it holds in Teamm Pharmaceuticals, Inc. and The Analytica Group, Inc. and Biovest Inc.,1 called the “Subsidiary Stock”), membership interests, letter-of-credit rights, money and all products, proceeds and supporting obligations of any and all of the foregoing (the “Accentia Collateral”);

ii. Certain shares of capital stock in BioDelivery Sciences International, Inc. (the “BDSI Stock”) and in Star Scientific, Inc. (the “SSI Stock”) owned by either Regent Court Technologies (a limited liability company of which Francis E. O’Donnell, Jr., M.D. is the managing member and which is referred to as “RCT”) or Hopkins Capital Group II, LLC (a limited liability company of which Francis E. O’Donnell, Jr., M.D. is a manager and which is referred to as “HCG II”), as more fully described on Exhibit A attached hereto (the “Stock Pledged by O’Donnell Entities”);

[1]

Pursuant to that certain “Eighth Modification of First Amendment” executed by Accentia and McKesson on or about September 28, 2006, McKesson agreed to release its lien on and security interest in 18,000,000 shares of Biovest common stock owned by Accentia and represented by certificates numbered B12066 and B10118 subject to certain terms and conditions.

iii. That certain “Principal Guaranty” dated as of November 30, 1998 and executed by Francis E. O’Donnell, Jr., M.D. and Dennis L. Ryll, M.D. in favor of McKesson, and reaffirmed from time to time; and

iv. A “New Subsidiary Guaranty” executed by Teamm Pharmaceuticals, Inc. (“Teamm”) and The Analytica Group, Inc. (“Analytica”), two wholly-owned subsidiaries of Accentia, executed in favor of McKesson, the obligations pursuant to which New Subsidiary Guaranty were secured by all personal property of Teamm and/or Analytica pursuant to the terms of that certain security agreement (the “New Subsidiary Security Agreement”) executed by Teamm and Analytica in favor of McKesson.

D. McKesson has not made a written notice of termination under the BDA, however, Accentia has proposed to McKesson that McKesson agree to (i) convert the indebtedness owing by Accentia to McKesson under the BDA into $4,000,000 worth of Accentia common stock valued at the greater of $2.67 per share or the volume weighted average closing price per share 5 calendar days before closing of the conversion transaction; (ii) terminate the BDA for no consideration other than the consideration included in Accentia’s proposal to McKesson; (iii) release Francis E. O’Donnell, Jr., M.D. and Dennis L. Ryll, M.D. from their respective obligations under the Principal Guaranty; and (iv) release its liens upon and security interests in the BDSI Stock and the SSI Stock.

E. McKesson is willing to enter into an agreement that results in a conversion of the payment obligations owing under the BDA being converted to common stock of Accentia, but only on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, for fair and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto enter into the following Agreement:

1. Agreement of McKesson. Effective upon the date that all conditions precedent to McKesson’s obligations hereunder are satisfied (the “Closing Date”), McKesson agrees to:

a. Convert the outstanding payment obligations owing under the BDA into that number of shares of common stock in Accentia (the “Converted Stock”) that is equal to $4,000,000 divided by the greater of (a) $2.67, and (b) the weighted average closing price for Accentia common stock as listed on the New York Stock Exchange on the date that is five (5) calendar days before the Closing Date, provided that any fractional amounts shall be deemed rounded up to get a full additional share (i.e., $4,000,000 ÷ $2.67 = 1,498,127.3 but would result in a conversion into 1,498,128 shares of Accentia common stock);

b. Terminate the BDA;

c. Release Francis E. O’Donnell, Jr., M.D. and Dennis L. Ryll, M.D. from their respective obligations under the Principal Guaranty, and execute and deliver to Accentia (at the sole expense of Accentia, Francis E. O’Donnell, Jr., M.D. and/or Dennis L. Ryll, M.D.) all documents necessary to evidence such release of liability under the Principal Guaranty;

d. Release each of the following from their respective obligations under any guaranty or third party pledge agreement executed by any of them in favor of McKesson which guaranties or secures the obligations owed by Accentia to McKesson and deliver to Accentia (at the sole expense of Accentia or such guarantor or third party pledgor) all documents necessary to evidence such release:

i. Francis E. O’Donnell, Jr., M.D.;

ii. Dennis L. Ryll, M.D.;

iii. Regent Court Technologies;

iv. Hopkins Capital Group LLC;

v. Hopkins Capital Group II, LLC; and/or

vi. MOAB Investments, LP; and

e. Release its lien on and security interest in the BDSI Stock, the SSI Stock, and any of the other Stock Pledged by O’Donnell Entities listed on Exhibit A attached hereto and deliver to Accentia (at the sole expense of Accentia or the applicable guarantor or third party pledgor) all documents necessary to evidence such release, as well as to (i) deliver all stock certificates in the custody or control of McKesson to the applicable guarantor or third party pledgor, and (ii) terminate all control agreements relating to such stock, in each case at the sole expense of Accentia or the applicable guarantor or third party pledgor; and (iii) terminate any UCC filings related to the released collateral, in each case under (i), (ii) and/or (iii) at the sole expense of Accentia or the applicable guarantor or third party pledgor.

2. Conditions Precedent. It shall be a condition precedent to each and every obligation of McKesson hereunder that each of the following events shall have occurred unless waived in writing by McKesson:

a. McKesson shall have received an original counterpart of this Agreement, duly executed by Accentia and enforceable by McKesson;

b. McKesson shall have received original counterparts of the “Consent to Agreement, Reaffirmation and Release Agreement” in the form of Exhibit B attached hereto (the “Guarantor & Affiliate Consent”), duly executed by each of the entities listed in the signature blocks on said Exhibit B and enforceable by McKesson;

c. Any and all consents as may be necessary or appropriate to the enforceability of (i) this Agreement by McKesson against Accentia, or (ii) the Guarantor Consent by McKesson against any of the persons or entities a party thereto, shall have been duly executed and delivered to McKesson, including any consent as may be required by contract or applicable law to be given to Accentia by Midsummer Investment, Ltd., Laurus Master Fund, Ltd., or any shareholder of Accentia;

d. An opinion of counsel for Accentia stating that each of the foregoing conditions precedent has been satisfied; and

e. Payment to McKesson of all attorneys’ fees and costs associated with negotiating and documenting this Agreement and the documents executed pursuant hereto, and payment of any and all outstanding fees, costs and expenses as Accentia may owe to McKesson under any or all of its agreements with McKesson.

3. Obligation of Accentia to Register Converted Stock. On or before the date that is 120 days after the Closing Date (the “Registration Deadline”), Accentia shall have accomplished one or more of the following steps (each a “Saleability Step”):

a. Registered the Converted Stock under the Securities Act of 1933 such that McKesson may sell some or all of the Converted Stock to the public at large, as and when McKesson may choose to do so without restriction,

b. Delivered to McKesson (i) stock certificates on account of all of the original Converted Stock (i.e., excluding the Additional Stock otherwise included in the definition of “Converted Stock”) without any legend restricting the transfer or re-sale of said shares into the public market pursuant to Rule 144K promulgated under the Securities Act of 1933 (the “Securities Act”) whereby McKesson will be able to sell said shares as freely as if covered by an effective registration statement, and (ii) a legal opinion of qualified securities counsel that the Saleability Step described in this Paragraph 3(b) has been completed (at the expense of Accentia) and stating that the Converted Stock is as saleable to the public as though it had been registered as required by Paragraph 3(a) above, provided that, if McKesson is holding any Additional Stock at the time this Saleability Step is completed, Accentia agrees that it will deliver to McKesson stock certificates on account of such Additional Stock without any legend restricting the transfer or re-sale of said shares into the public market pursuant to Rule 144K promulgated under the Securities Act within five (5) business days of the date when the applicable holding periods under Rule 144K as to such stock have passed, or

c. Purchased the Converted Stock from McKesson in accordance with the provisions of Paragraph 5(b) below.

If Accentia fails to complete one or more of the Saleability Steps with regard to all of the Converted Stock on or before the Registration Deadline, then on the first day after the Registration Deadline, and on the first day after each 30-day period that follows the first day after the Registration Deadline during which no Saleability Step has been completed, Accentia shall deliver to McKesson an additional number of shares of Accentia common stock (collectively, the “Additional Stock”) in accordance with the following schedule:

i. On the first day after the Registration Deadline, Accentia shall issue and/or deliver to McKesson that number of additional shares in Accentia that is determined by dividing $25,000 by $2.67, provided that all fractional shares shall be rounded up to the next whole share;

ii. If Accentia has still not completed one or more of the Saleability Steps on the date that is 30 days after the Registration Deadline, then on the date that is 31 days after the Registration Deadline, Accentia shall issue and/or deliver to McKesson that number of additional shares in Accentia that is determined by dividing $50,000 by $2.67, provided that all fractional shares shall be rounded up to the next whole share;

iii. If Accentia has still not completed one or more of the Saleability Steps on the date that is 60 days after the Registration Deadline, then on the date that is 61 days after the Registration Deadline, Accentia shall issue and/or deliver to McKesson that number of additional shares in Accentia that is determined by dividing $100,000 by $2.67, provided that all fractional shares shall be rounded up to the next whole share;

iv. If Accentia has still not completed one or more of the Saleability Steps on the date that is 90 days after the Registration Deadline, then on the date that is 91 days after the Registration Deadline and on each date that is 30 days after the previous date when Additional Stock is to be issued to Accentia as set forth in this Paragraph 3(iv) or portion thereof if no Saleability Step occurs as of the first anniversary of the Closing Date, Accentia shall issue and/or deliver to McKesson Additional Stock calculated on each such date that is determined by dividing $100,000 by $2.67, provided that all fractional shares shall be rounded up to the next whole share, and provided that this provision shall apply up until the date that is the first anniversary of the Closing Date. In other words, if as of the first anniversary of the Closing Date no Saleability Steps have been completed by Accentia and all Additional Sock is calculated by reference to a share price of $2.67 per share, Accentia will have delivered to McKesson Additional Stock as set forth on Exhibit C attached hereto), provided that all fractional shares shall be rounded up to the next whole share.

Each dollar amount used to calculate the number of shares of Additional Stock to be issued and delivered to McKesson as described in the foregoing subparagraphs 3(i) through 3(iv) is referred to herein as the “Defined Dollar Equivalent” of such stock. Except as may otherwise be explicitly stated in this Agreement, any and all Additional Stock that is delivered or required to be delivered to McKesson after the Registration Deadline due to the failure of Accentia to timely complete at least one Saleability Step shall be deemed included in the definition of “Converted Stock” such that the original Converted Stock and all Additional Stock must be included in the applicable Saleability Step by the next applicable deadline to complete a Saleability Step with regard to the “Converted Stock,” and such that any rights or obligations that relate to the Converted Stock at any given time shall apply to all the Converted Stock and all the Additional Stock issued and delivered (or required to be issued and delivered) to McKesson as of such date. Furthermore, if Accentia relies on its having completed the Saleability Step described in Paragraph 3(b) above, and it turns out that any of the Converted Stock that the opinion described in paragraph 3(b) states was readily saleable under Rule 144K of the Securities Act was not in fact “as saleable to the public as though it had been registered as required by Paragraph 3(a) above,” then that Saleability Step under Paragraph 3(b) shall be deemed to have never occurred and all rights to Additional Stock (and all increases in the Guaranteed Return described below) will be deemed to have accrued to the benefit of McKesson retroactively as though no Saleability Step under Paragraph 3(b) had ever been claimed to have occurred. Furthermore, Accentia shall indemnify and hold McKesson harmless from all costs, liabilities, fines or expenses (including attorneys’ fees and costs) as McKesson may incur if McKesson sells any of the Converted Stock (or Additional Stock as to which applicable holding periods under Rule 144K have passed) in reliance on the delivery to McKesson of the items described in Paragraph 3(b) which led McKesson to believe (whether reasonably or unreasonably) that the requirements of Rule 144 were satisfied and/or that the Converted Stock and the Additional Stock as to which the relevant holding periods had passed were as readily saleable to the public by McKesson as though such stock had been registered, and that turns out not to have been the case.

4. Guaranteed Return. As an inducement to McKesson to convert the payment obligations under the BDA into equity on the terms and conditions set forth in this Agreement, Accentia hereby guarantees to McKesson that by the date that is the first anniversary of the Closing Date, McKesson will receive proceeds from the disposition of the Converted Stock (which term includes all Additional Stock issued or required to be issued to McKesson under this Agreement) equal to the “Guaranteed Return” described below. This guaranty shall be effectuated through the “Put” right described below, but it is a guaranty. The amount of the “Guaranteed Return” is as follows:

a. On the Closing Date, the amount of the “Guaranteed Return” for the Converted Stock shall be $4,000,000.

b. Each time that Additional Stock is delivered to McKesson or is required to be delivered to McKesson pursuant to the provisions of Paragraph 3 thereof due to the continued failure of Accentia to complete a Saleability Step in a particular time frame as set forth in this Agreement, the “Guaranteed Return” shall increase by an amount equal to the “Defined Dollar Equivalent” used to calculate the amount of Additional Stock issued and delivered (or required to be issued and delivered) to McKesson as of such date.

Using the example set forth on Exhibit C, on the first anniversary of the Closing Date if no Saleability Steps have been completed by Accentia, the Guaranteed Return would be $4,000,000 plus $875,000. If on the other hand, a Saleability Step with regard to the Converted Stock is completed by the date that is 140 days after the Closing Date (i.e., 20 days after the Registration Deadline), the Guaranteed Return on the first anniversary of the Closing Date would be $4,000,000 plus $25,000. In addition, if the Saleability Step that is ultimately completed by Accentia (if any) is the Saleability Step described in Paragraph 3(b), and if at the time such Saleability Step is completed McKesson is holding Additional Stock that would have been readily saleable to the public as represented in the opinion delivered to McKesson pursuant to said Paragraph 3(b) but for the fact that the Additional Stock has not been held by McKesson for the applicable holding period under applicable law, the fact that the Additional Stock though issued may or may not be saleable to the public at the time will not reduce the amount of the Guaranteed Return that McKesson is entitled to on the first anniversary of the Closing Date.

5. Put and Call Rights.

c. Put. If on the first anniversary of the Closing Date, McKesson has not realized gross proceeds from the disposition of the Converted Stock (which term includes all Additional Stock issued and delivered or required to be issued and delivered to McKesson as of such date) at least equal to the Guaranteed Return defined in Paragraph 4 above with respect to all such stock (including any stock that may as yet not be readily saleable), McKesson shall have the right to demand from Accentia at any time thereafter the immediate payment of the difference between the Guaranteed Return then applicable and the actual gross cash proceeds received by McKesson from the disposition of the Converted Stock (which term includes all Additional Stock issued and delivered or required to be issued and delivered to McKesson as of such date) in exchange for which McKesson shall immediately transfer and deliver to Accentia any remaining Converted Stock (which term includes all Additional Stock issued and delivered or required to be issued and delivered to McKesson) that McKesson still owns, though it shall not be required that McKesson own any Converted Stock in order to exercise its rights under this Paragraph 5(a). Immediate payment shall mean payment within three (3) business days of demand by McKesson, which demand shall be in writing and may be mailed, emailed or sent by facsimile to:

Accentia Biopharmaceuticals, Inc.

324 S. Hyde Park Avenue

Suite 350

Tampa FL 33606

Attn: Alan Pearce

Fax: 813-287-6642

email: alan.pearce@comcast.net

Within three (3) business days after receiving good funds from Accentia on account of the Guaranteed Return as set forth herein, McKesson shall deliver any remaining Converted Stock in its possession or control to Accentia at the foregoing address.

d. Call. Accentia shall have the right upon 10 days’ written notice to McKesson to purchase all (but not less than all) of the Converted Stock (which term includes any Additional Stock issued or required to be issued to McKesson) still held by McKesson as of the date that is 10 days after such notice is received by McKesson (the “Call Date”) for a price determined as set forth below:

(i) If as of the date that Accentia sends its notice to McKesson of its desire to purchase the Converted Stock still held by Accentia, Accentia has not registered the Converted Stock under the Securities Act of 1933 nor completed any other Saleability Step, then the price that Accentia must pay to McKesson for the Converted Stock shall be equal to the amount of the Guaranteed Return calculated as of the Call Date and without regard to any Saleability Step that may intervene between the sending of notice and the Call Date; and

(ii) If as of the date that Accentia sends its notice to McKesson of its desire to purchase the Converted Stock still held by McKesson, Accentia has completed a Saleability Step under this Agreement, then the price that Accentia must pay to McKesson for any Converted Stock (which term includes any Additional Stock held by McKesson) shall be equal to the greater of (a) the Guaranteed Return in effect as of the Call Date less any actual proceeds from the disposition of any portion of the Converted Stock (which term includes any Additional Stock held by McKesson) received by McKesson prior to the Call Date, and (b) the weighted average closing price for Accentia common stock as listed on the New York Stock Exchange on the date that is five (5) calendar days before the Call Date multiplied by the number of shares of Converted Stock (which term includes any Additional Stock held by McKesson) still held by McKesson as of the Call Date.

After receiving notice from Accentia of Accentia’s desire to purchase the Converted Stock as described in this Paragraph 5, McKesson shall have no obligation to restrict itself from selling or disposing of the Converted Stock (which term includes any Additional Stock held by McKesson) before the Call Date except as may be imposed by applicable law other than this Agreement.

6. Continued Effectiveness of Security Agreements and Guaranties. Except as explicitly set forth in this Agreement, all security agreements and guaranties executed by Accentia in favor of McKesson shall remain in full force and effect excepting only that the term “Obligations” shall be deemed modified to consist of (a) the obligations of Accentia to McKesson under this Agreement, (b) all obligations of Accentia under any security agreement or guaranty executed by Accentia in favor of McKesson to (i) protect, preserve and/or not commit waste with respect to the collateral described therein (the “Accentia Collateral”), and (ii) indemnify McKesson for fees, costs, losses and liabilities required to be paid by Accentia thereunder.

7. Release. In further consideration of McKesson’s willingness to enter into this Agreement, and as a material inducement to McKesson to do so, Accentia hereby forever releases and discharges McKesson and its predecessors-in-interest, and their respective officers, directors, shareholders, employees, agents, attorneys, advisors, and successors-in-interest from any and all claims, demands, controversies, actions, causes of action, obligations, liabilities, expenses, costs, attorneys’ fees and damages of any nature or character, or any kind, at law or in equity, past, present, or future, known or unknown, suspected or unsuspected, now owned or hereafter acquired, arising out of or relating in any way to Accentia, American Prescription Providers, Inc., American Prescription Providers of New York, Inc., American Prescription Providers of Pennsylvania, Inc., Accent Rx, Inc., Teamm Pharmaceuticals, Inc., The Analytica Group, Inc., BioVest Inc., Regent Court Technologies, Hopkins Capital Group, LLC, Hopkins Capital Group II, LLC, Moab Investments, LP, Francis E. O’Donnell, Jr., M.D., Dennis L. Ryll, M.D., any affiliates of any of the foregoing, any and all obligations of any of the foregoing persons and entities (or their affiliates) owing to McKesson or to any other person or entity, or any other matter whatsoever, save and except only McKesson’s obligations to be performed after the date hereof under Agreement. It is the intention of Accentia that the foregoing release shall be effective as a bar to all actions, fees, damages, losses, claims, liabilities, demands or debts whatsoever, of any kind or nature, known or unknown, suspected or unsuspected. Accentia expressly waives any and all rights and benefits conferred upon it by virtue of California Code of Civil Procedure section 1542 (or any similar law) which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Accentia expressly acknowledges that McKesson has separately bargained for the foregoing waiver of the provisions of California Code of Civil Procedure section 1542 and has been advised by its own counsel of the full legal consequences of this release and waiver.

8. Termination of BDA. Effective upon the satisfaction of all conditions precedent to the obligations of McKesson under this Agreement, McKesson agrees (as does Accentia) that the BDA will have been terminated and all obligations of Accentia to McKesson and all obligations of McKesson to Accentia (if any) have been terminated and incorporated into this Agreement, excepting only any obligations relating to the protection of confidential information (if any), which obligations to protect confidential information shall survive termination of the BDA. Furthermore, effective upon the satisfaction of all conditions precedent to the obligations of McKesson under this Agreement, McKesson agrees Accentia has been released and discharged from any further obligations under the BDA, all such obligations having been amended, restated and incorporated into this Agreement.

9. Miscellaneous.

a. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of California.

b. Entire Agreement: Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and the Assumption Agreement and other Documents shall not be further amended except by the written agreement of the parties.

c. Fees. Accentia agrees to pay on demand (i) the out-of-pocket costs and expenses of McKesson and the fees and disbursements of counsel to McKesson (including allocated costs and expenses of internal legal services), in connection with the negotiation, preparation, execution and delivery of this Agreement, and any other agreements executed in connection herewith or pursuant hereto including the Consent and any termination or release documents requested by Accentia and which McKesson has agreed to provide; and (ii) all costs and expenses of McKesson and fees and disbursements of counsel (including allocated costs and expenses for internal legal services), in connection with any amendments, modifications or waivers of the terms of this Agreement, any default, the enforcement or attempted enforcement of, and preservation of any rights or interests under this Agreement, including any fees incurred n connection with any bankruptcy proceeding of Accentia or any of its affiliates.

d. Acknowledgement. In granting the accommodations set forth in this Agreement, McKesson is not establishing (and has not established) a pattern and practice or course of dealing of (i) granting accommodations requested by Accentia or any other person or entity, (ii) terminating agreements which it has the full power and authority to enforce, such as the BDA, nor (iii) release collateral or guarantors from their obligations under duly executed guaranties. Except as expressly set forth in this Agreement or in another writing signed by McKesson, each and all of the agreements between McKesson and Accentia (and any other person or entity) remains in full force and effect in accordance with their express written terms.

e. Time. Time is of the essence of each term of this Agreement.

f. Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.

g. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Alan Pearce
Title:	CFO

Accentia Biopharmaceuticals, Inc.
324 S. Hyde Park Avenue
Suite 350
Tampa FL 33606
Attn:	Alan Pearce
Fax:	813-287-6642
email:	alan.pearce@comcast.net

McKESSON CORPORATION

By:	/s/ Ana Schrank
Ana Schrank
Title:	VP Financial Services

McKesson Corporation
One Post Street
San Francisco, CA 94104
Attn:	Ms. Ana Schrank
Fax:	(415) 732-2967
email:	ana.schrank@mckesson.com

EXHIBIT A

Stock Pledged by O’Donnell Entities

1.	2,000,000 shares of BioDelivery Sciences International, Inc (BDSI) (Held in account # 676-40010-19 at Smith Barney/Citigroup in the name of Hopkins Capital Group II, LLC. These shares are subject to a Control Agreement to be terminated.)

2.	1,000,000 shares of Star Scientific International, Inc (STSI) stock represented by certificate #12445 and owned by Regent Court Technology (Physically held by McKesson Corporation and to be returned to Regent Court Technology or its representative as directed by Accentia.)

3.	All shares of Accentia Biopharmaceuticals, Inc (ABPI) that were pledged to McKesson.

EXHIBIT B

Consent to Agreement, Reaffirmation and Release Agreement

This “Consent to Agreement, Reaffirmation and Release Agreement” is hereby executed by the undersigned parties as of this      day of August, 2007 as a condition to the obligations of McKesson Corporation (“McKesson”) under that certain “Termination and Debt Conversion Agreement” dated as of the date hereof (the “Agreement”) and executed by and between McKesson and Accentia Biopharmaceuticals, Inc.(“Accentia”). Each of the undersigned persons and entities, as a material inducement to McKesson to enter into the Agreement hereby confirms, acknowledges and agrees in favor of McKesson that:

(a) it or he has read the Agreement and consents to its terms, including without limitation the conversion by McKesson of the indebtedness owed to McKesson under the BDA into equity on the terms and conditions set forth in the Agreement, the release of the liens and security interests in the BDSI Stock and the SSI Stock, and the release of Francis E. O’Donnell, Jr., M.D and Dennis L. Ryll, M.D. from their respective obligations under the Principal Guaranty;

(b) it or he acknowledges and agrees that each of the Recitals set forth in the Agreement is true and correct and binding upon such undersigned person or entity;

(c) each guaranty, third party pledge agreement, security agreement or other agreement signed by any of the undersigned persons or entities in favor of McKesson or any affiliate of McKesson (as such documents may have been amended in writing from time to time) remains in full force and effect and each is enforceable in accordance with its express written terms, except as explicitly provided in the Agreement and only as explicitly provided in the Agreement, and provided that that the obligations secured or guarantied pursuant to such guaranty, third party pledge agreement, security agreement or other agreement shall include the obligations of Accentia to McKesson under this Agreement. By way of example and not as a limitation, the New Subsidiary Guaranty executed by Teamm Pharmaceuticals, Inc. (“Teamm”) and The Analytica Group, Inc. (“Analytica”) shall remain (and Teamm and Analytica agree it does remain) in full force and effect as to any obligations of Accentia to McKesson including under the Agreement, and likewise the New Subsidiary Security Agreement encumbering all personal property of Teamm and/or Analytica continues to secure the New Subsidiary Guaranty, notwithstanding that the obligations guaranteed thereunder now include the obligations of Accentia under the Agreement; and

(d) none of the undersigned persons or entities has any known or unknown defenses, counterclaims, rights of offset, set off, or recoupment, or any other causes of action against McKesson or any person or entity that would prevent or interfere with the full collection and enforcement by McKesson of their respective obligations to McKesson, including but not limited to any guaranty, third party pledge agreement, or security agreement signed by any or each of them in favor of McKesson, except to the extent the same has expressly been discharged, released or terminated in a writing signed by McKesson.

In further consideration of McKesson’s willingness to enter into the Agreement, and as a material inducement to McKesson to do so, each of the undersigned persons or entities (collectively, the “Releasing Parties”) hereby forever releases and discharges McKesson and its predecessors-in-interest, and their respective officers, directors, shareholders, employees, agents, attorneys, advisors, and successors-in-interest (the “Released Parties”) from any and all claims, demands, controversies, actions, causes of action, obligations, liabilities, expenses, costs, attorneys’ fees and damages of any nature or character, or any kind, at law or in equity, past, present, or future, known or unknown, suspected or unsuspected, now owned or hereafter acquired, arising out of or relating in any way to Accentia, American Prescription Providers, Inc., American Prescription Providers of New York, Inc., American Prescription Providers of Pennsylvania, Inc., Accent Rx, Inc., Teamm Pharmaceuticals, Inc., The Analytica Group, Inc., BioVest Inc., Regent Court Technologies, Hopkins Capital Group, LLC, Hopkins Capital Group II, LLC, Moab Investments, LP, Francis E. O’Donnell, Jr., M.D., Dennis L. Ryll, M.D., any affiliates of any of the foregoing, any and all obligations of any of the foregoing persons and entities (or their affiliates) owing to McKesson or to any other person or entity, or any other matter whatsoever, save and except only McKesson’s obligations to be performed after the date hereof under Agreement.

It is the intention of each of the undersigned persons and entities that the foregoing release shall be effective as a bar to all actions, fees, damages, losses, claims, liabilities, demands or debts whatsoever, of any kind or nature, known or unknown, suspected or unsuspected. Each of the undersigned persons or entities expressly waives any and all rights and benefits conferred upon him or it by virtue of California Code of Civil Procedure section 1542 (or any similar law with application to any of the undersigned parties) which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each of the undersigned persons or entities expressly acknowledges that McKesson has separately bargained for the foregoing waiver of the provisions of California Code of Civil Procedure section 1542 and each has been advised by his or its own counsel of the full legal consequences of this release and waiver.

This Consent may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

FRANCIS E. O’DONNELL, JR., M.D.

DENNIS L. RYLL, M.D.

ALAN PEARCE

REGENT COURT TECHNOLOGIES

By:
Francis E. O’Donnell, Jr., M.D.
Managing Member

HOPKINS CAPITAL GROUP II, LLC

By:
Francis E. O’Donnell, Jr., M.D.
Managing Member

HOPKINS CAPITAL GROUP, LLC

By:
Title:	Managing Member

MOAB INVESTMENTS, LP

By:

By:

Title:
Its General Partner

EXHIBIT C

Example of Calculation of Issuance of Additional Stock

If the Closing Date is assumed to be August 2, 2007, then if the per share stock price for all Additional Stock is $2.67 per share and no Saleability Steps are completed by the first anniversary of the Closing Date (i.e., by August 2, 2008), the schedule of Additional Stock to be issued and delivered would be as follows:

Registration Date: 120 days after the Closing Date or November 30, 2007.

Dates when Additional Stock Delivered and number of shares:

December 1, 2007	9,364 shares

December 31, 2007 (day after the date that is 30 days after Registration Deadline)	18,727 shares

January 30, 2008 (date that is 61 days after Registration Deadline)	37,454 shares

February 29, 2008 (date that is 91 days after Registration Deadline)	37,454 shares

March 30, 2008 (date that is 121 days after Registration Deadline)	37,454 shares

April 29, 2008 (date that is 151 days after Registration Deadline)	37,454 shares

May 29, 2008 (date that is 181 days after Registration Deadline)	37,454 shares

June 28, 2008 (date that is 211 days after Registration Deadline)	37,454 shares

July 28, 2008 (date that is 241 days after Registration Deadline)	37,454 shares

First Anniversary of the Closing Date	37,454 shares

TOTAL ADDITIONAL STOCK:	327,723 shares